Exhibit 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the shares of Common Stock, $0.01 par value per share, of Ethan Allen Interiors Inc., a Delaware corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

DGB Investment, Inc.

By:	/s/ Douglas G. Bergeron
Douglas G. Bergeron, President
Date:	11/09/2026

Douglas Bergeron Qualified Personal Residence Trust

By:	/s/ Douglas G. Bergeron
Douglas G. Bergeron, Trust Advisor
Date:	11/09/2026

Bergeron Nieces and Nephews Trust

By:	/s/ Douglas G. Bergeron
Douglas G. Bergeron, Trust Advisor
Date:	11/09/2026

Douglas G. Bergeron

By:	/s/ Douglas G. Bergeron
Douglas G. Bergeron
Date:	11/09/2026

Jennifer M. Harrison

By:	/s/ Jennifer M. Harrison
Jennifer M. Harrison
Date:	11/09/2026